Exhibit 99.1

CONTACT:          Gary S. Maier
                  Maier & Company, Inc.
                  (310) 442-9852

                   CYTOMEDIX NAMES NEW CHIEF FINANCIAL OFFICER

      ROCKVILLE, Maryland - July 15, 2005 - Cytomedix (AMEX: GTF) today announced the appointment of Andrew Maslan to the position of chief financial officer, succeeding Bill Allender.

      Maslan, 35, who joined the company as corporate controller earlier this month, will assume his new position on August 15. Prior to joining Cytomedix, he served as controller for BioReliance Corporation, based in Rockville, Maryland, which was acquired by Invitrogen (Nasdaq: IVGN) in February 2004. Earlier, he held positions with two other Rockville, Maryland-based companies, serving as a principal with GlobeTraders, Inc., and senior accountant for Providence Laboratory Associates. He began his professional career serving as an auditor for KPMG Peat Marwick.

      "Andrew has strong credentials in the finance area and I am pleased that he will be stepping into this important role. His broad financial and leadership experience combined with his experience in the biotechnology space will complement our executive team as we seek to grow this company," said Dr. Kshitij Mohan, chairman and chief executive officer of Cytomedix.

      "We can understand Bill Allender's decision to return to his home in Texas after nineteen months of commuting from Dallas to the Cytomedix headquarters. Bill has contributed tremendously during his tenure with the company, first in Arkansas and subsequently in Maryland, and we wish him well," Mohan said.

      Maslan is a Certified Public Accountant, licensed in the state of Maryland. He earned a Bachelor of Science degree in accountancy from Miami University in Oxford, Ohio.

ABOUT THE COMPANY

      Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications. The current offering is the AutoloGel(TM) system, a technology that utilizes an autologous platelet gel composed of multiple growth factors and fibrin matrix. The company is conducting a well-controlled, blinded, prospective, multi-center clinical trial on the use of its technology in healing diabetic foot ulcers. Cytomedix is working with healthcare providers to offer an advanced therapy at the point-of-care in multiple settings. Additional information is available at: www.cytomedix.com.

      Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, the success of new sales initiatives, governmental regulation, acceptance by the medical community and competition. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.

                                      # # #